EXHIBIT 16


                           [Letterhead of MacKay LLP]



April 9, 2007


Attention:  Statutory Filings


United States
Securities and Exchange Commission
Washington DC 20549



Dear Sirs:

     Re: Carlateral, Inc.

We have read Carlateral, Inc.'s statements included under Item 4.01 "Changes in Registrant's Certifying Account" of its Form 8-K dated April 2007, and we agree with such statements.


Yours very truly,


/s/ MACKAY LLP
____________________
MacKay LLP
Chartered Accountats